UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Harvard Bioscience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3306140
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

84 October Hill Road, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 001-33957

Securities to be registered pursuant to Section 12(g) of the Act: None

This Form 8-A/A is filed by Harvard Bioscience Inc. (the “Registrant”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on Form 8-A filed by the Registrant on February 8, 2008.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

At 5:00 P.M., New York City time, on February 6, 2018, the “Expiration Date” occurred under the Shareholder Rights Agreement, dated as of February 5, 2008, between the Registrant and Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.01, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one ten-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock of the Registrant. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Expiration Date and the expiration of the Rights.

After the expiration of the Rights and termination of the Rights Agreement, on February 28, 2018, the Registrant filed with the Delaware Secretary of State a Certificate of Elimination of Series A Junior Participating Cumulative Preferred Stock (the “Certificate of Elimination”), which returned the shares that were designated as Series A Junior Participating Cumulative Preferred Stock to the status of authorized but unissued shares of the preferred stock of the Registrant, without designation as to series or rights, preferences, privileges or limitations. The foregoing summary of the Certificate of Elimination is qualified in its entirety by reference to the full text of the Certificate of Elimination, which is set forth as Exhibit 4.2 to this Form 8-A/A and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Index	Description
3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Harvard Bioscience, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 8, 2008 (File No. 001-33957))

4.1	Shareholder Rights Agreement, dated as of February 5, 2008, between Harvard Bioscience, Inc. and Registrar and Transfer Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 8, 2008 (File No. 001-33957))

4.2	Certificate of Elimination of Series A Junior Participating Cumulative Preferred Stock, dated February 27, 2018 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2018)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 2, 2018

HARVARD BIOSCIENCE, INC.

By:	/s/ Robert E. Gagnon
Robert E. Gagnon
Chief Financial Officer